Exhibit 99.1

Gladstone Investment Corporation Announces Amendment to Credit Facility: Increased Facility Size,

Extended Maturity, Improved Pricing, and Asset Coverage Update

McLean, VA, August 23, 2018: Gladstone Investment Corporation (NASDAQ: GAIN) (the “Company”) today announced the amendment and extension of its credit facility led by KeyBank National Association (“KeyBank”), which includes an increase in facility size, extension of the maturity date, and reduction in pricing.

Effective, August 22, 2018, the Company, through its wholly-owned subsidiary Gladstone Business Investment, LLC, entered into Amendment No. 4 (the “Amendment”) to its Fifth Amended and Restated Credit Agreement with KeyBank, as administrative agent, swingline lender, managing agent and lead arranger, Gladstone Management Corporation, the Company’s adviser, as servicer, and certain other lenders party thereto. Among other things, the Amendment:

•	Increases the facility size from $165.0 million to $200.0 million, which may be expanded to $300.0 million through additional commitments;

•	Extends the revolving period from November 15, 2019 to August 22, 2021;

•	Extends the maturity date from November 15, 2021 to August 22, 2023, at which time all principal and interest will be due and payable;

•

Reduces the interest rate margin by 30 basis points from 3.15% to 2.85% during the revolving period (ending August 21, 2021), after which the margin increases to 3.10% for a one year period, and to 3.35% for the remaining term of the Credit Facility thereafter;

•

Changes the unused commitment fee from 0.50% on the portion of the total unused commitment amount that is less than or equal to 45% of the total commitments and 0.80% on the total unused commitment amount that is greater than 45% to: 0.50% when the average unused commitment amount for the reporting period is equal to or less than 50%, 0.75% when the average unused commitment amount for the reporting period is greater than 50%, but less than or equal to 65%, and 1.00% when the average unused commitment amount for the reporting period is greater than 65%; and

•

Reduces the minimum asset coverage with respect to senior securities representing indebtedness from 200% to 150% (or such percentage as may be set forth in the Investment Company Act of 1940, as amended).

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control, and recapitalizations. The Company has paid 157 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.

Forward-looking Statements:

The statements in this press release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect any future events or otherwise, except as required by law.